Exhibit 10.13

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 230.406

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into effective as of this 31st day of August, 2000 (“Effective Date”), by and between Cryogen, Inc., a California corporation (“Cryogen”), and CryoCor, Inc., a Delaware corporation (“CryoCor”).

WITNESSETH

WHEREAS, Cryogen is willing to grant a license to CryoCor with respect to certain of its intellectual property rights and CryoCor is willing to grant licenses to Cryogen with respect to certain enhancements thereof;

WHEREAS, it is a condition to the closing of the transactions contemplated by that certain Contribution Agreement of even date herewith between the parties hereto (the “Contribution Agreement”) that the parties hereto enter into this Agreement.

NOW THEREFORE

In view of the foregoing premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of this is hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS

1.1 “Affiliate” means a corporation, company, or other legal entity now or hereinafter controlling, controlled by or under common control with a party hereto, for so long as such ownership or control exists. For the purposes of this definition, control shall refer to a greater than 50% interest in the right to make decisions for such entity (e.g., greater than 50% ownership of the voting shares or other voting securities of such entity). Notwithstanding anything to the contrary contained herein, “Affiliate” shall not include (i) in the case of Cryogen, CryoCor and (ii) in the case of CryoCor, Cryogen.

1.2 “Assigned Assets and Clinical Development Products” shall mean the assets and clinical development products assigned to CryoCor by Cryogen pursuant to Section 1.2(a)(i) of the Contribution Agreement.

1.3 “CryoCor Enhancements” means any and all modifications, improvements and enhancements to the Cryogen Intellectual Property Rights, Licensed Products and Assigned Assets and Clinical Development Products made or developed by or on behalf of CryoCor that may be used or useful in the Cryogen Fields and which have been reduced to a form of Written Idea Memorandum on or before […***…]; provided, however, “CryoCor Enhancements” shall not include such modifications, improvements and enhancements to the Cryogen Intellectual Property Rights, made or developed solely by Cryogen (or its employees) on behalf of CryoCor pursuant to the R&D Agreement.

1.4 “CryoCor Field” means cardiac or vascular ablation to treat cardiac arrhythmias.

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1.5 “CryoCor Joint Enhancement Interest” means CryoCor’s undivided ownership interest in a Joint Enhancement.

1.6 “Cryogen Enhancements” means any and all modifications, improvements and enhancements to the Cryogen Intellectual Property Rights or to Licensed Products made or developed by or on behalf of Cryogen that may be used or useful in the CryoCor Field or in connection with any of the Licensed Products and which have been reduced to a form of Written Idea Memorandum on or before […***…]. Without limiting the generality of the foregoing, “Cryogen Enhancements” shall include such modifications, improvements and enhancements to the Cryogen Intellectual Property Rights made or developed solely by Cryogen (or its employees) on behalf of CryoCor pursuant to the R&D Agreement.

1.7 “Cryogen Exclusive Field” means the field of gynecologic ablatron or ablation of female reproductive organs and breasts.

1.8 “Cryogen Fields” means the Cryogen Exclusive Field and the Cryogen Nonexclusive Field.

1.9 “Cryogen Intellectual Property Rights” means the intellectual property rights owned by Cryogen used or useful in the CryoCor Field, as particularly set forth and described in Exhibit A hereto.

1.10 “Cryogen Joint Enhancement Interest” means Cryogen’s undivided ownership interest in a Joint Enhancement.

1.11 “Cryogen Nonexclusive Field” means any and all fields of use other than the CryoCor Field and the Cryogen Exclusive Field.

1.12 “Damages” shall have the meaning set forth in Section 7.2(a) hereof.

1.13 “Joint Enhancements” means any and all modifications, improvements and enhancements to the Cryogen Intellectual Property Rights, the Licensed Products or the Assigned Assets and Clinical Development Products, jointly made or jointly developed by Cryogen and CryoCor that may be used or useful in the CryoCor Field, the Cryogen Fields or in connection with any of the Licensed Products and which have been reduced to a form of Written Idea Memorandum on or before […***…].

1.14 “Licensed Products” means any and all devices and methods conceived, developed, manufactured, distributed or sold by CryoCor which utilize all or any portion of the Cryogen Intellectual Property Rights, Cryogen Enhancements or Joint Enhancements for use in performing cardiac or vascular ablation to treat cardiac arrhythmias.

1.15 “NIST” means the National Institute of Standards and Technology.

1.16 “NIST License Agreement” means that certain Exclusive License Agreement effective as of June 27, 1997 between NIST and Cryogen.

2.	* Confidential Treatment Requested

1.17 “Other Enhancements” means any and all modifications, improvements and enhancements to the Cryogen Intellectual Property Rights and/or the Licensed Products which are not CryoCor Enhancements, Cryogen Enhancements or Joint Enhancements.

1.18 “R&D Agreement” means the Research and Development Agreement of even date herewith between Cryogen and CryoCor.

1.19 “Written Idea Memorandum” means a written memorandum prepared by Cryogen, CryoCor or jointly by Cryogen and CryoCor, as the case may be, which sets forth in reasonable detail a description of and the planned and potential uses with respect to a Cryogen Enhancement, CryoCor Enhancement or Joint Enhancement, as the case may be.

2. LICENSE GRANTS

2.1 Exclusive License Grant to CryoCor. Cryogen hereby grants to CryoCor and its Affiliates an exclusive, irrevocable, perpetual, worldwide, non-transferable (except in accordance with Section 8.2 hereof), royalty-free, fully-paid up license, with the right to sublicense, to make, have made, import, use, have used, offer to sell, sell or have sold Licensed Products and perform and have performed processes under the Cryogen Intellectual Property Rights, the Cryogen Enhancements and the Cryogen Joint Enhancement Interest, solely in the CryoCor Field.

2.2 Non-Exclusive License Grant to Cryogen. CryoCor hereby grants to Cryogen and its Affiliates a nonexclusive, irrevocable, perpetual, worldwide, non-transferable (except in accordance with Section 8.2 hereof), royalty-free, fully-paid up license, with the right to sublicense, to make, have made, import, use, have used, offer to sell, sell or have sold products (other than Licensed Products) and perform and have performed processes under the CryoCor Enhancements and the CryoCor Joint Enhancement Interest, solely in the Cryogen Nonexclusive Field.

2.3 Exclusive License Grant to Cryogen. CryoCor hereby grants to Cryogen and its Affiliates an exclusive, irrevocable, perpetual, worldwide, non-transferable (except in accordance with Section 8.2 hereof), royalty-free, fully-paid up license, with the right to sublicense, to make, have made, import, use, have used, offer to sell, sell or have sold products (other than Licensed Products) and perform and have performed processes under the CryoCor Enhancements and the CryoCor Joint Enhancement interest, solely in the Cryogen Exclusive Field.

2.4 Other Enhancements. Any and all Other Enhancements shall be the sole and exclusive property of the party hereto that makes or discovers any such Other Enhancement and any such Other Enhancement shall not be subject to the licenses granted hereunder by either Cryogen (pursuant to Section 2.1 hereof) or CryoCor (pursuant to Sections 2.2 or 2.3 hereof).

2.5 Sublicense of NIST License Agreement. Promptly after CryoCor’s written request, which request shall be received by Cryogen within ninety (90) days after the date hereof, if at all, Cryogen shall request approval of NIST for an exclusive sublicense to CryoCor for the CryoCor Field of Cryogen’s rights under the NIST License. Cryogen and CryoCor agree that any such sublicense to CryoCor shall be on substantially the same terms as the license granted

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under the NIST License Agreement to Cryogen by NIST as then in effect and such other terms as Cryogen and CryoCor shall mutually agree in good faith. Notwithstanding the foregoing, Cryogen and CryoCor agree that the terms of any such sublicense shall provide that each of CryoCor and Cryogen shall be responsible for a […***…] provided in the NIST License Agreement.

3. PROSECUTION, MAINTENANCE AND ENFORCEMENT WITH RESPECT TO CRYOGEN INTELLECTUAL PROPERTY RIGHTS

3.1 Prosecution of Patent Applications. Cryogen agrees to use commercially reasonable efforts to maintain and enforce all issued patents included in the Cryogen Intellectual Property Rights (each a “Covered Cryogen Issued Patent”) and to use commercially reasonable efforts to prosecute all patent applications included in the Cryogen Intellectual Property Rights or the Cryogen Enhancements (each a “Covered Cryogen Patent Application”), all at the sole cost and expense of Cryogen. The drafting, filing, and prosecution of any Covered Cryogen Patent Application shall be Cryogen’s responsibility and shall be carried out by it in its reasonable discretion, subject to an obligation on the part of Cryogen to keep CryoCor reasonably informed of all material developments with respect to the foregoing activities. Without limiting the generality of the foregoing, Cryogen shall provide to CryoCor reasonable opportunity to advise Cryogen in the prosecution, filing and maintenance of the Covered Cryogen Issued Patents and the Covered Cryogen Patent Applications and Cryogen shall implement CryoCor’s requests if and to the extent that such requests are feasible, reasonable and not in conflict with the policies and objectives of Cryogen as determined by Cryogen; provided, however, CryoCor shall be solely responsible for any and all fees, costs and expenses incurred by Cryogen with respect to the implementation of any such requests by CryoCor. Notwithstanding the foregoing, if Cryogen determines that it no longer desires to prosecute a Covered Cryogen Patent Application or maintain a Covered Cryogen Issued Patent, it shall, by giving CryoCor corresponding notice in writing, offer to CryoCor the assignment of its right, title and interest in such Covered Cryogen Patent Application or Covered Cryogen Issued Patent, as the case may be. If CryoCor accepts such offer within sixty (60) days after Cryogen gives such notice, Cryogen shall assign to CryoCor all of Cryogen’s right, title and interest in such Covered Cryogen Patent Application or Covered Cryogen Issued Patent (subject to an irrevocable, perpetual, royalty-free, exclusive, unrestricted, sublicensable, worldwide license in favor of Cryogen for applications other than Licensed Products), at no charge to CryoCor. Following any such assignment, CryoCor may draft, file, maintain, prosecute and defend such assigned Covered Cryogen Patent Application or Covered Cryogen Issued Patent, as the case may be, in it sole discretion. Pending receipt of a response from CryoCor as to whether CryoCor will accept such offer or, if later, the expiration of sixty (60) day period, Cryogen shall use reasonable efforts to extend any deadlines or take such action as may be reasonably required to prevent the abandonment of any such Covered Cryogen Patent Application or forfeiture of any such Covered Cryogen Issued Patent.

3.2 Infringement by Third Parties.

(a) CryoCor will promptly notify Cryogen in writing of any apparent infringement, misappropriation or other wrongful exploitation of the Cryogen Intellectual Property Rights or Cryogen Enhancements by a third party, including, without limitation, infringement, misappropriation or other wrongful exploitation in the field of using, making, selling, importing or otherwise commercially exploiting Licensed Products in the CryoCor Field.

4.	* Confidential Treatment Requested

(i) Cryogen shall have the initial right, at its sole cost and expense, to determine whether to bring suit to enjoin such infringement, misappropriation or wrongful exploitation and recover damages therefor. Cryogen will bring such action in its name, at its sole cost and expense, and will take such other action, at its sole cost and expense in connection with the prosecution of such action. Any damages recovered in such action will be payable to Cryogen for its exclusive benefit.

(ii) If Cryogen does not bring any such action as provided in Section 3.2(a)(i) above, within […***…] after written notice of infringement, misappropriation or wrongful exploitation is given by CryoCor, CryoCor may cause Cryogen, at CryoCor’s sole cost and expense to bring suit in Cryogen’s name or Cryogen’s and CryoCor’s names to enjoin such infringement, misappropriation or wrongful exploitation and recover damages therefor (the “Total Damages”), which shall be for CryoCor’s sole account to the extent the damages are attributable to use and exploitation of the Cryogen Intellectual Property Rights or Cryogen Enhancements within the CryoCor Field (the “CryoCor Damages”) and shall be for the account of Cryogen to the extent the damages are attributable to use and exploitation of the Cryogen Intellectual Property Rights or Cryogen Enhancements outside of the CryoCor Field (the “Cryogen Damages”) upon Cryogen’s reimbursement to CryoCor of Cryogen’s proportionate share of the costs and expenses of such action equal to the Cryogen Damages divided by the Total Damages.

(b) In any action brought by Cryogen pursuant to either Section 3.2(a)(i) or Section 3.2(a)(ii) hereof, Cryogen shall select and control counsel for the prosecution of such suit. Cryogen agrees to keep CryoCor reasonably informed of any and all material developments with respect to any such action or suit, all at the sole cost and expense of CryoCor, and shall give CryoCor the opportunity to review in advance all major decisions, positions or actions that Cryogen wishes to take in any such action or suit which would impair any interest of CryoCor in the Cryogen Intellectual Property Rights, Cryogen Enhancements or the Licensed Products. Without limiting the generality of the foregoing, CryoCor shall (i) have the right to receive, from time to time, full and complete information from Cryogen concerning the status of such suit, (ii) have the right, at its sole cost and expense, to be represented therein by separate counsel in advisory or consultative capacity, and (iii) cooperate fully with Cryogen and provide whatever assistance is reasonably requested by Cryogen in connection with such suit, including the preparation and signing of documents. Cryogen shall have the right to settle any infringement suit described in either Section 3.2(a)(i) or Section 3.2(a)(ii) hereof in its sole discretion, after reasonable prior consultation with CryoCor and good faith consideration of CryoCor’s requests and proposals.

4. PROSECUTION MAINTENANCE AND ENFORCEMENT WITH RESPECT TO ENHANCEMENTS

4.1 Prosecution of CryoCor Enhancement Patent Applications. CryoCor agrees to use commercially reasonable efforts to maintain and enforce all issued patents included in the CryoCor Enhancements (each a “Covered Enhancement Issued Patent”) and to use commercially

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reasonable efforts to prosecute all patent applications included in the CryoCor Enhancements (each a “Covered Enhancement Patent Application”), all at the sole cost and expense of CryoCor. The drafting, filing, and prosecution of any Covered Enhancement Patent Application shall be CryoCor’s responsibility and shall be carried out by it in its reasonable discretion, subject to an obligation on the part of CryoCor to keep Cryogen reasonably informed of all material developments with respect to the foregoing activities. Without limiting the generality of the foregoing, CryoCor shall provide to Cryogen reasonable opportunity to advise CryoCor in the prosecution, filing and maintenance of the Covered Enhancement Issued Patents and the Covered Enhancement Patent Applications and CryoCor shall implement Cryogen’s requests if and to the extent that such requests are feasible, reasonable and not in conflict with the policies and objectives of CryoCor as determined by CryoCor; provided, however, Cryogen shall be solely responsible for any and all fees, costs and expenses incurred by CryoCor with respect to the implementation of any such requests by Cryogen. Notwithstanding the foregoing, if CryoCor determines that it no longer desires to prosecute a Covered Enhancement Patent Application or maintain a Covered Enhancement Issued Patent, it shall, by giving Cryogen corresponding notice in writing, offer to Cryogen the assignment of its right, title and interest in such Covered Enhancement Patent Application or Covered Enhancement Issued Patent, as the case may be. If Cryogen accepts such offer within sixty (60) days after CryoCor gives such notice, CryoCor shall assign to Cryogen all of CryoCor’s right, title and interest in such Covered Enhancement Patent Application or Covered Enhancement Issued Patent (subject to an irrevocable, perpetual, royalty-free, exclusive, unrestricted, sublicensable, worldwide license in favor of CryoCor for applications for Licensed Products), at no charge to Cryogen. Following any such assignment, CryoCor may draft, file, maintain, prosecute and defend such assigned Covered Enhancement Patent Application or Covered Enhancement Issued Patent, as the case may be, in it sole discretion. Pending receipt of a response from Cryogen as to whether Cryogen will accept such offer or, if later, the expiration of sixty (60) day period, CryoCor shall use reasonable efforts to extend any deadlines or take such action as may be reasonably required to prevent the abandonment of any such Covered Enhancement Patent Application or forfeiture of any such Covered Enhancement Issued Patent.

4.2 Infringement of CryoCor Enhancements by Third Parties.

(a) Cryogen will promptly notify CryoCor in writing of any apparent infringement, misappropriation or other wrongful exploitation of the CryoCor Enhancements by a third party.

(i) CryoCor shall have the initial right, at its sole cost and expense, to determine whether to bring suit to enjoin such infringement, misappropriation or wrongful exploitation and recover damages therefor. CryoCor will bring such action in its name, at its sole cost and expense, and will take such other action, at its sole cost and expense in connection with the prosecution of such action. Any damages recovered in such action will be payable to CryoCor for its exclusive benefit.

(ii) If CryoCor does not bring any such action as provided in Section 4.2(a)(i) above, within […***…] after written notice of infringement, misappropriation or wrongful exploitation is given by Cryogen, Cryogen may cause CryoCor, at Cryogen’s sole cost and expense to bring suit in CryoCor’s name or Cryogen’s and CryoCor’s names to enjoin such

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infringement, misappropriation or wrongful exploitation and recover damages therefor (the “Total Enhancement Damages”), which shall be for Cryogen’s sole account to the extent the damages are attributable to use and exploitation of the CryoCor Enhancements within the Cryogen Fields (the “Cryogen Enhancement Damages”) and shall be for the account of CryoCor to the extent the damages are attributable to use and exploitation of the CryoCor Enhancements within the CryoCor Field (the “CryoCor Enhancement Damages”) upon CryoCor’s reimbursement to Cryogen of CryoCor’s proportionate share of the costs and expenses of such action equal to the CryoCor Enhancement Damages divided by the Total Enhancement Damages.

(b) In any action brought by CryoCor pursuant to either Section 4.2(a)(i) or Section 4.2(a)(ii) hereof, CryoCor shall select and control counsel for the prosecution of such suit. CryoCor agrees to keep Cryogen reasonably informed of any and all material developments with respect to any such action or suit, all at the sole cost and expense of Cryogen, and shall give Cryogen the opportunity to review in advance all major decisions, positions or actions that CryoCor wishes to take in any such action or suit which would impair any interest of Cryogen in the CryoCor Enhancements. Without limiting the generality of the foregoing, Cryogen shall (i) have the right to receive, from time to time, full and complete information from CryoCor concerning the status of such suit, (ii) have the right, at its sole cost and expense, to be represented therein by separate counsel in advisory or consultative capacity, and (iii) cooperate fully with CryoCor and provide whatever assistance is reasonably requested by CryoCor in connection with such suit, including the preparation and signing of documents. CryoCor shall have the right to settle any infringement suit described in either Section 4.2(a)(i) or Section 4.2(a)(ii) hereof in its sole discretion, after reasonable prior consultation with Cryogen and good faith consideration of Cryogen’s requests and proposals.

4.3 Prosecution of Joint Enhancement Patent Applications. Each of Cryogen and CryoCor agrees to use commercially reasonable efforts to jointly maintain and jointly enforce all issued patents included in the Joint Enhancements (each a “Covered Joint Enhancement Issued Patent”) and to use commercially reasonable efforts to prosecute all patent applications included in the Joint Enhancements (each a “Covered Joint Enhancement Patent Application”), the costs and expenses of which shall be borne equally by Cryogen and CryoCor. The drafting, filing, and prosecution of any Covered Joint Enhancement Patent Application shall be the shared responsibility of Cryogen and CryoCor and shall be carried out by them in good faith and with joint cooperation, subject to an obligation on the part of each party to keep the other party reasonably informed of all material developments with respect to the foregoing activities. Without limiting the generality of the foregoing, each party shall provide the other party with reasonable opportunity to provide advice in the prosecution, filing and maintenance of the Covered Joint Enhancement Issued Patents and the Covered Joint Enhancement Patent Applications and the parties shall implement one another’s requests if and to the extent that such requests are feasible and reasonable. Notwithstanding the foregoing, if either party (a “Tendering Party”) determines that it no longer desires to jointly prosecute a Covered Joint Enhancement Patent Application or jointly maintain a Covered Joint Enhancement Issued Patent, it shall, by giving the other party corresponding notice in writing, offer to the other party the assignment of its undivided right, title and interest in such Covered Joint Enhancement Patent Application or Covered Joint Enhancement Issued Patent, as the case may be. If such other party accepts such offer within […***…] after its receipt of such notice, such Tendering Party shall

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assign to such other party all of the Tendering Party’s undivided right, title and interest in such Covered Joint Enhancement Patent Application or Covered Joint Enhancement Issued Patent (subject to an irrevocable, perpetual, royalty-free, exclusive, unrestricted, sublicensable, worldwide license in favor of the Tendering Party for either applications for Licensed Products (if such Tendering Party is CryoCor) or applications for other than Licensed Products (if such Tendering Party is Cryogen), as the case may be), at no charge to such other party. Following any such assignment, such other party may draft, file, maintain, prosecute and defend, or abandon, such assigned Covered Joint Enhancement Patent Application or Covered Joint Enhancement Issued Patent, as the case may be, in its sole discretion. Pending receipt of a response from such other party as to whether such other party will accept such offer or, if later, the expiration of […***…] period, the Tendering Party shall use reasonable efforts to assist such other party in extending any deadlines or taking such action as may be reasonably required to prevent the abandonment of any such Covered Joint Enhancement Patent Application or forfeiture of any such Covered Joint Enhancement Issued Patent.

4.4 Infringement of Joint Enhancements by Third Parties. Each party will promptly notify the other party in writing of any apparent infringement, misappropriation or other wrongful exploitation of a Joint Enhancement by a third party. Cryogen and CryoCor shall jointly determine in good faith whether to bring suit to enjoin such infringement, misappropriation or wrongful exploitation and recover damages therefor. Cryogen and CryoCor will jointly bring such action in their names, the cost and expense of which shall be borne equally by Cryogen and CryoCor. Any damages recovered in such action will be shared equally by Cryogen and CryoCor. Cryogen and CryoCor shall jointly select and jointly control counsel for the prosecution of such suit and shall settle any such suits only upon joint agreement. Each party agrees to keep the other party reasonably informed of any and all material developments with respect to any such action or suit, and each party shall be given the opportunity to review in advance all major decisions, positions or actions that either party wishes to take in any such action or suit.

5. REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

5.1 NO WARRANTY. EXCEPT AS EXPRESSLY PROVIDED BY CRYOGEN IN SECTION 4 OF THE CONTRIBUTION AGREEMENT AND IN THIS SECTION 5, ALL CRYOGEN INTELLECTUAL PROPERTY RIGHTS SHALL BE PROVIDED “AS IS”, WITHOUT ANY WARRANTY OF ANY KIND AND CRYOGEN MAKES NO WARRANTIES WITH RESPECT TO THE CRYOGEN INTELLECTUAL PROPERTY RIGHTS, EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANT ABILITY NONINFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE OR THE VALIDITY OR ENFORCEABILITY OF ANY PATENTS ISSUED OR APPLIED FOR IN CONNECTION WITH THE CRYOGEN INTELLECTUAL PROPERTY RIGHTS.

5.2 Neither party warrants or represents or shall be deemed to have represented or warranted that the rights granted hereunder will result in commercially acceptable or marketable product lines.

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5.3 This Agreement does not confer by implication, estoppel, laches or by any other means any license or any rights other than those expressly granted herein.

5.4 Without limiting or restricting the covenants and agreements of CryoCor set forth in Section 7.1 hereto, Cryogen represents and warrants that each of the Contributed Clinical Development Products (as such term is defined in the Contribution Agreement) has been manufactured in accordance with the existing specifications of Cryogen for such Contributed Clinical Development Products.

5.5 Each patent and patent application owned by Cryogen and used or useful in the CryoCor Field constitutes a part of the Cryogen Intellectual Property Rights as set forth and described on Exhibit A hereto. The representations and warranties of Cryogen contained in Section 4.5 of the Contribution Agreement are incorporated herein by reference.

6. CONFIDENTIALITY

6.1 Any and all files and records pertaining to the Cryogen Intellectual Property Rights previously or hereafter provided by Cryogen to CryoCor or any of its officers, directors, employees, consultants, stockholders or representative shall be treated as “Confidential Information” of Cryogen by CryoCor.

6.2 Confidentiality Obligations.

(a) Any party to this Agreement (the “Disclosing Party”) may from time to time disclose Confidential Information to the other party to this Agreement (each a “Recipient”). “Confidential Information” is all nonpublic information concerning the unpatented intellectual property (and any and all rights therein or applications thereof), product specifications, any and all know-how, methods and processes with respect to products and marketing plans and marketing strategies and general market data of the Disclosing Party which is conveyed to the Recipient orally or in tangible form. Recipient shall keep in confidence and trust and shall not disclose or disseminate, or permit any employee, agent or other person working under Recipient’s direction to disclose or disseminate, the existence, source, content or substance of any Confidential Information to any other person or entity. Recipient shall use Confidential Information of the Disclosing Party only as necessary for the performance of this Agreement, the Contribution Agreement of even date herewith between the parties hereto (the “Contribution Agreement”) and the Development Agreement of even date herewith between the parties hereto (together with the Contribution Agreement, the “Related Agreements”); provided, however, a Recipient may disclose Confidential Information to one or more potential financing sources upon the prior written consent of the Disclosing Party which consent shall not be unreasonably withheld or delayed. Recipient shall employ at least the same methods and degree of care, but no less than a reasonable degree of care, to prevent disclosure of the Confidential Information as Recipient employs with respect to its own confidential trade secrets and proprietary information. Recipient’s employees and independent contractors shall be given access to the Confidential Information only on a need-to-know basis, and only if they have executed a form of nondisclosure agreement with Recipient which imposes a duty to maintain the confidentiality of the Confidential Information that is at least as restrictive as the terms of this Section 6.2.

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(b) The commitments in this Section 6.2 shall not impose any obligations on Recipient with respect to any portion of the received information which: (i) is now generally known by or available to the public or which hereafter, through no act or failure to act on the part of Recipient, becomes generally known or available in the public domain; (ii) is furnished to Recipient by a third party without restriction on disclosure and without a breach by such third party of any confidentiality undertaking with respect thereto; or (iii) is required to be disclosed by operation of law or by an instrumentality of the government, including but not limited to any court, tribunal or administrative agency; provided that, in the case of any disclosure required by court order, the Recipient shall give the Disclosing Party as much advance notice as is reasonably practicable under the circumstances so as to permit the Disclosing Party to seek a protective order.

(c) The terms of Section 6.2 of the Contribution Agreement shall control in the event of a conflict between this Section 6.2 and the confidentiality and non-disclosure agreements contained in the Related Agreements (or any of them).

(d) The obligations of the parties hereto under this Section 6.2 shall survive indefinitely.

7. PRODUCT LIABILITY AND INDEMNIFICATION

7.1 Product Defects. With respect to Licensed Products conceived, developed, manufactured or sold after the Effective Date, CryoCor will have full responsibility for determining that the designs of the Licensed Products and components made by or for CryoCor are manufactured in accordance with customary commercial standards.

7.2 Indemnity.

(a) CryoCor hereby agrees to indemnify and hold harmless Cryogen and its Affiliates and their respective officers, directors, employees, consultants and shareholders from and against any and all claims, demands, and actions, and any liabilities, damages, or expenses resulting therefrom, including court costs and reasonable attorneys’ fees and expenses (collectively “Damages”), resulting from the conception, development, manufacture, sale, offer to sell, distribution, importation or use of the Cryogen Intellectual Property Rights, the Cryogen Enhancements or the Joint Enhancements by CryoCor or its Affiliates, including, without limitation, any Damages based upon or relating to Licensed Products or any other products or services provided or offered by CryoCor. CryoCor’s obligations under this Section 7.2(a) shall survive the termination of this Agreement for any reason. Cryogen agrees to give CryoCor prompt notice of any such claim, demand, or action and to cooperate in the defense and settlement of said claim, demand, or action as reasonably requested by CryoCor, provided, that CryoCor shall reimburse Cryogen for all reasonable expenses incurred as a result of such cooperation.

(b) Cryogen hereby agrees to indemnify and hold harmless CryoCor and its Affiliates and their respective officers, directors, employees, consultants and shareholders from and against any and all Damages, resulting from the conception, development, manufacture, sale, offer to sell, distribution, importation or use of the CryoCor Enhancements or the Joint

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Enhancements by Cryogen or its Affiliates, including, without limitation, any Damages based upon or relating to products or services provided or offered by Cryogen. Cryogen’s obligations under this Section 7.2(b) shall survive the termination of this Agreement for any reason. CryoCor agrees to give Cryogen prompt notice of any such claim, demand, or action and to cooperate in the defense and settlement of said claim, demand, or action as reasonably requested by Cryogen, provided, that Cryogen shall reimburse CryoCor for all reasonable expenses incurred as a result of such cooperation.

7.3 Insurance.

(a) CryoCor shall maintain at all times during the period that any Licensed Products are being distributed or sold by CryoCor hereunder, and thereafter for the time any such Licensed Products remain in clinical use, comprehensive general liability insurance, with endorsements for contractual liability and product liability with coverage limits of not less than […***…]. Cryogen shall, under such insurance, be named as an additional insured with a cross-liability endorsement. The minimum level of insurance set forth herein shall not be construed to create a limit on CryoCor’s liability with respect to its indemnification obligations hereunder. Prior to the commencement of clinical use (including commencement of human clinical trials) of Licensed Products, and on each subsequent anniversary of the Effective Date, CryoCor shall furnish to Cryogen a certificate of insurance evidencing such coverage as of the date of commencement of such clinical use (and each anniversary thereof) and upon request by Cryogen at any time hereafter. Each such certificate of insurance shall include a provision whereby sixty (60) days written notice must be received by Cryogen prior to coverage modification or cancellation by either CryoCor or the insurer.

(b) Cryogen shall maintain at all times during the period that any products utilizing any of the CryoCor Enhancements or the Joint Enhancements are being distributed or sold by Cryogen hereunder, and thereafter for the time any such products remain in clinical use, comprehensive general liability insurance, with endorsements for contractual liability and product liability with coverage limits of not less than […***…]. CryoCor shall, under such insurance, be named as an additional insured with a cross-liability endorsement. The minimum level of insurance set forth herein shall not be construed to create a limit on Cryogen’s liability with respect to its indemnification obligations hereunder. Prior to the commencement of clinical use (including commencement of human clinical trials) of products utilizing CryoCor Enhancements, Cryogen shall furnish to CryoCor a certificate of insurance evidencing such coverage as of the date of commencement of such clinical use (and each anniversary thereof) and upon request by CryoCor at any time hereafter. Each such certificate of insurance shall include a provision whereby sixty (60) days written notice must be received by CryoCor prior to coverage modification or cancellation by either Cryogen or the insurer.

8. GENERAL PROVISIONS

8.1 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law principles. Any action or proceeding, however characterized, relating to or arising out of this Agreement, or in connection with the subject matter hereof shall be maintained in the state or federal courts located in San Diego County, California, and the parties hereto, each for itself,

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its successors and permitted assigns, hereby irrevocably submits to the jurisdiction of the courts of the State of California and the Courts of the United States of America sitting in the San Diego County, California for the purposes of any such action or proceeding and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

8.2 Assignment. Neither this Agreement nor the licenses granted hereunder may be assigned by either party without the prior written consent of the other party, except that upon a merger, or acquisition of all or substantially all of the capital stock or assets of a party, such consent shall not be required.

8.3 Enhancements.

(a) The parties hereto acknowledge that CryoCor intends to commit such resources and personnel as CryoCor shall deem appropriate to design and make such modifications, improvements and enhancements to the Cryogen Intellectual Property Rights and/or Licensed Products as shall be necessary in order to meet CryoCor’s customers’ requirements. Beginning on the date hereof and continuing until […***…], CryoCor covenants and agrees to promptly (i) notify Cryogen of each such modification, improvement or enhancement and (ii) prepare and provide to Cryogen a Written Idea Memorandum with respect to each such modification, improvement or enhancement, in each case, upon the discovery or development of any such modification, improvement or enhancement. With respect to any such modification, improvement or enhancement that is a CryoCor Enhancement (as defined in Section 1.3 hereof) or a Joint Enhancement (as defined in Section 1.13 hereof), CryoCor does further covenant and agree to provide to Cryogen access to all drawings, specifications, technology and know-how related to such CryoCor Enhancement or Joint Enhancement, so as to enable Cryogen to fully use and exploit such CryoCor Enhancement and Joint Enhancement pursuant to Sections 2.2 and 2.3 hereof. CryoCor shall own all CryoCor Enhancements and shall have full rights as the owner thereof to fully use and exploit the CryoCor Enhancements in whatever manner it shall deem appropriate, subject to Cryogen’s rights, as granted pursuant to Sections 2.2 and 2.3 hereof, to fully use and exploit the CryoCor Enhancements in whatever manner it shall deem appropriate within the Cryogen Fields.

(b) The parties hereto acknowledge that Cryogen may commit such resources and personnel as Cryogen shall deem appropriate to design and make such modifications, improvements and enhancements to the Cryogen Intellectual Property Rights as may be necessary in order to meet Cryogen’s or its customers’ requirements. Beginning on the date hereof and continuing until […***…], Cryogen covenants and agrees to promptly (i) notify CryoCor of each such modification, improvement or enhancement and (ii) prepare and provide to CryoCor a Written Idea Memorandum with respect to each such modification, improvement or enhancement, in each case, upon the discovery or development of any such modification, improvement or enhancement. With respect to any such modification, improvement or enhancement that is a Cryogen Enhancement (as defined in Section 1.5 hereof), or a Joint Enhancement (as defined in Section 1.13 hereof), Cryogen does further covenant and agree to provide to CryoCor access to all drawings, specifications, technology and know-how related to such Cryogen Enhancements or Joint Enhancements, so as to enable CryoCor to fully use and exploit such CryoCor Enhancements or Joint Enhancements pursuant to Section 2.1 hereof. Cryogen shall own all Cryogen Enhancements and shall have full rights as the owner thereof to

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fully use and exploit the Cryogen Enhancements in whatever manner it shall deem appropriate, subject to CryoCor’s rights, as granted pursuant to Section 2.1 hereof, to fully use and exploit the Cryogen Enhancements in whatever manner it shall deem appropriate within the CryoCor Field.

(c) Cryogen and CryoCor shall jointly own all Joint Enhancements and shall have equal undivided rights as the joint owners thereof to fully use and exploit the Joint Enhancements in whatever manner they shall deem appropriate, subject to CryoCor’s rights, as granted pursuant to Section 2.1 hereof, to fully use and exploit the Cryogen Joint Enhancement Interest in whatever manner it shall deem appropriate within the CryoCor Field, and subject to Cryogen’s rights, as granted pursuant to Sections 2.2 and 2.3 hereof, to fully use and exploit the CryoCor Joint Enhancement Interest in whatever manner it shall deem appropriate within the Cryogen Fields.

8.4 No Waiver. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

8.5 Independent Contractors. The relationship of Cryogen and CryoCor established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed (i) to give either party the power to direct or control the day-to-day activities of the other or (ii) to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

8.6 Section Headings. The section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Interpretation. The parties agree that this Agreement shall be fairly interpreted in accordance with its terms without any strict construction in favor of or against either party and that ambiguities shall not be interpreted against the drafting party.

8.8 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

8.9 Attorneys’ Fees. The prevailing party in any action to enforce the Agreement shall be entitled to recover costs and expenses including, without limitation, reasonable attorneys’ fees.

8.10 Injunctive Relief. The parties agree that a material default of the provisions of this Agreement by a party hereto could cause irreparable injury to the other party for which monetary damages would not be an adequate remedy and such other party shall be entitled to seek equitable relief, including injunctive relief and specific performance, in addition to any remedies it may have hereunder or at law.

8.11 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given: (a) when hand delivered to the other party; (b) when received when sent by facsimile at the address set forth below; (c) three (3) business

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days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party as set forth below; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To CryoCor:

c/o MPM Asset Management LLC 601 Gateway Blvd., Suite 300 South San Francisco, CA 94080 Facsimile: (650) 829-5828 Attention: Gregory M. Ayers, M.D., Ph.D.

With copies to:

Gray Cary Ware & Freidenrich LLP 4365 Executive Drive, Suite 1600 San Diego, California 92121 Facsimile: (858) 677-1477 Attention: Paul E. Kreutz, Esq.

To Cryogen:
Cryogen, Inc. 11065 Sorrento Valley Court San Diego, California 92121 Facsimile: (858) 450-3187 Attention: President

With copies to:

Brobeck, Phleger & Harrison LLP 12390 El Camino Real San Diego, California 92130 Facsimile: (858) 720-2555 Attention: Michael S. Kagnoff, Esq.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.11 by giving the other party written notice of the new address in the manner set forth above.

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8.12 Patent Marking.

(a) CryoCor shall mark all Licensed Products made, used, sold, offered for sale, or imported under the terms of this Agreement, and for their containers and packaging, in accordance with the applicable patent marking laws and regulations of the jurisdiction in which such Licensed Products are made, sold, offered for sale or imported.

(b) Cryogen shall mark all products utilizing any of the CryoCor Enhancements made, used, sold, offered for sale, or imported under the terms of this Agreement, and or their containers and packaging, in accordance with the applicable patent marking laws and regulations of the jurisdiction in which such products are made, sold, offered for sale or imported.

8.13 Entire Agreement. This Agreement, including any Exhibits attached hereto, which are hereby incorporated by reference, constitutes the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements or representations, oral or written, regarding such subject matter. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of both parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives:

CRYOGEN INC.		CRYOCOR, INC.

By:	/s/ DAVID R. MURRAY	By:	/s/ GREGORY M. AYERS

Name:	David R. Murray	Name:	Gregory M. Ayers

Title:	President & CEO	Title:	President & CEO

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EXHIBIT A

CRYOGEN INTELLECTUAL PROPERTY RIGHTS

TITLE	DOCKET NUMBER	PUB./ PATENT #	TYPE	FILING/ ISSUE DATE
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

*	Indicates patents or patent applications that are jointly owned by Cryogen and NIST. The rights granted to CryoCor under Section 2.1 of this Agreement are exclusive rights under Cryogen’s ownership interest in the indicated patents and patent applications. NIST has exclusively licensed its rights to the indicated patents and patent applications to Cryogen under the terms of the NIST License Agreement. Pursuant to Section 2.5 of this Agreement, upon CryoCor’s request, Cryogen has agreed to exclusively sublicense its rights under the NIST License Agreement to CryoCor subject to receipt of necessary approvals from NIST of such sublicense.

[…***…]

1.	* Confidential Treatment Requested